Gladstone Investment Corporation Reports Financial Results for the

Quarter Ended December 31, 2012

McLean, VA, January 28, 2013: Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) today announced earnings for its third quarter ended December 31, 2012. All per share references are per basic and diluted weighted average common share outstanding, unless noted otherwise. Please read the Company’s Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov, or from the Company’s website at www.GladstoneInvestment.com.

Please note the limited information that follows in this press release is not adequate for making an informed investment judgment.

Summary Information: (dollars in thousands, except per share data) (unaudited):

	December 31, 2012	September 30, 2012
For the Quarter Ended:
Total investment income	$7,184	$6,974
Total expenses	(3,232)	(3,523)

Net investment income	3,952	3,451
Net investment income per common share	0.15	0.16
Cash distribution per common share	0.15	0.15
Total realized gain	96	798
Total unrealized appreciation (depreciation)	651	(4,602)
Net increase (decrease) in net assets resulting from operations	4,699	(353)
Weighted average yield on interest-bearing investments	12.7%	12.5%
Total dollars invested	$17,675	$50,498
Total dollars repaid	11,148	9,160
As of:
Total investments at fair value	$273,260	$266,686
Fair value as a percent of cost	84.5%	84.1%
Total net assets	$229,070	$197,223
Net asset value per common share	8.65	8.93
Asset coverage ratio	292%	210%
Number of portfolio companies	21	20

Highlights for the Quarter: During the quarter ended December 31, 2012, the following significant events occurred:

•

Portfolio Activity: Invested $16.5 million in one new portfolio company and an aggregate of $2.7 million in existing portfolio companies while receiving approximately $9.3 million in aggregate scheduled and unscheduled principal repayments from existing portfolio companies, including one early payoff at par. In addition, the Company sold $1.8 million of an equity investment in one of its portfolio companies to a third party.

•	Common Stock Offering: Completed a public offering of common stock, resulting in net proceeds of $31.1 million, which was used to repay borrowings under the Company’s line of credit.

•

Line of Credit Extension: Entered into an agreement to extend the maturity date on the Company’s line of credit by one year. As a result of the new agreement, the line of credit is now scheduled to mature on October 25, 2015, and, if not renewed or extended by that date, all principal and interest will be due and payable on or before October 25, 2016. All other terms of the Company’s line of credit remained unchanged.

•

Recurring Distributions: Paid monthly cash distributions for each of October, November and December 2012 to common stockholders of $0.05 per common share and to preferred stockholders of $0.1484375 per preferred share for the Company’s 7.125% Series A Cumulative Term Preferred Stock (“Term Preferred Stock”).

Third Quarter 2013 Results: Net Investment Income for the quarter ended December 31, 2012, was $4.0 million, or $0.15 per share, as compared to $3.5 million, or $0.16 per share, for the prior quarter ended September 30, 2012. This 15% increase in Net Investment Income was due to a decrease in total operating expenses of $0.3 million, as well as an increase in total investment income of $0.2 million. However, net investment income per share for the current quarter decreased due to the common stock offering, which resulted in approximately 4.4 million additional shares being issued during the quarter. The quarter-over-quarter decrease in total operating expenses was driven by a decrease in interest expense, due to lesser borrowings outstanding on our line of credit during the quarter, as well as a decrease in professional fees, while the increase in total investment income was due primarily to dividends accrued on preferred shares of one of our portfolio companies that were declared and received during the quarter.

Net Increase (Decrease) in Net Assets Resulting from Operations for the quarters ended December 31 and September 30, 2012, was $4.7 million, or $0.18 per share, and ($0.4) million, or ($0.02) per share, respectively.

Subsequent Events: Subsequent to December 31, 2012, the following event occurred:

•	Distributions Declared: Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
January 18, 2013	January 31, 2013	$0.05	$0.1484375
February 15, 2013	February 28, 2013	0.05	0.1484375
March 15, 2013	March 28, 2013	0.05	0.1484375

Total for the Quarter:		$0.15	$0.4453125

Conference Call for Stockholders: The Company will hold its earnings release conference call Tuesday, January 29, 2013, at 8:30 a.m. EST. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through March 1, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10021578. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneInvestment.com. The event will be archived and available for replay on the Company’s website through March 28, 2013.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 90 consecutive monthly cash distributions on its common stock, in addition to a bonus dividend paid on its common stock in March 2012. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company has filed the Form 10-Q today with the SEC, which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.GladstoneInvestment.com. To obtain a paper copy from the Company, please contact the Company at 1521 Westbranch Drive, Suite 200, McLean, VA 22102. The financial information below is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2012, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.